Exhibit 10.47

THIRD AMENDMENT TO LEASE

This THIRD AMENDMENT TO LEASE (this “Third Amendment”) is dated as of October 24, 2017 by and between Brookwood MIDDLETOWN TECH, LLC, a Delaware limited liability company (“Landlord”) and TOWERSTREAM I, INC., a Delaware corporation (“Tenant”).

WHEREAS, Landlord, as successor in interest to Tech Plaza 2, 3, & 4 LLC, and Tenant, as successor in interest to Towerstream Corporation, a Delaware corporation, are parties to that certain Lease dated March 21, 2007 (the “Base Lease”), as amended by that certain First Amendment to Lease dated August 8, 2007, and as further amended by that certain Second Amendment to Lease dated August 28, 2013 (collectively, the “Lease”), for the lease of certain premises consisting of approximately 25,000 rentable square feet of space in Suite 110 (hereinafter referred to as the “Surrender Space”) and approximately 4,000 rentable square feet of warehouse space (the “Warehouse Space”, and together with the Surrender Space, collectively the “Existing Premises”) in the building known as Tech 4 Office Building (the “Tech 4 Building”) at 88 Silva Lane, Middletown Rhode Island as further described in the Lease; and

WHEREAS, Tenant desires to relocate from the Surrender Space at the Tech 4 Building to approximately 12,569 rentable square feet approximately shown on Exhibit A attached hereto (the “New Space”) located in the building known as Tech 3 Office Building (the “Tech 3 Building”) at 76 Hammarlund Way, Middletown Rhode Island, by relinquishing the Surrender Space and leasing from Landlord the New Space; and

WHEREAS, after the New Space Commencement Date (as set forth below), the New Space shall be incorporated into and made a part of the “Premises” under the Lease; and

WHEREAS, Landlord and Tenant wish to amend the Lease as set forth herein;

NOW, THEREFORE, for good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

AGREEMENT

1.     Definitions. Capitalized terms used in this Third Amendment shall have the same meanings ascribed to such capitalized terms in the Lease unless otherwise provided for herein.

2.     Extension. The Term of the Lease with respect to the New Space only is hereby extended for an additional five (5) years such that it shall hereafter expire on December 31, 2024. For the avoidance of doubt, the Term of the Lease with respect to the Warehouse Space shall expire at 12:00 p.m. on December 31, 2019.

3.     Relocation. Beginning on the later to occur of (i) January 1, 2018 or (ii) Substantial Completion of the Landlord’s Work, as said terms are defined in the Work Letter attached hereto as Exhibit B (the “New Premises Commencement Date”), Landlord shall deliver possession of the New Premises to Tenant and the New Premises shall be added to the Warehouse Premises and the term “Premises”, as used in the Lease, shall thereafter refer to the Warehouse Premises and the New Premises. The New Premises shall be subject to all the terms and provisions of the Lease, except as expressly provided herein. Landlord and Tenant shall confirm the New Premises Commencement Date by executing a Commencement Letter in the form attached hereto as Exhibit C.

4.     Surrender of the Surrender Space/Definitions. On or before the New Space Commencement Date (the “Surrender Date”), Tenant shall vacate the Surrender Space and surrender the same to Landlord, subject to and in accordance with Tenant’s surrender and restoration obligations set forth in the Lease as though the Term of the Lease with respect to the Surrender Space were originally set to expire on the Surrender Date. Effective as of the Surrender Date the Parties shall have no further rights or obligations arising out of or in connection with the Surrender Space or the lease thereof, except as provided herein or which expressly survive termination of the Lease. Failure to vacate and surrender the Surrender Space in compliance with the terms hereof shall be deemed a default under the Lease and holding over with respect to the Surrender Space and Tenant is hereby notified pursuant to Section 14.19 of the Lease that Landlord intends to lease the Surrender Space on the Surrender Date to Magellan Method LLC. Following the Surrender Date with respect to the New Space only:

(i)	the term “Building”, as used in the Lease, shall mean and refer only to the building known as Tech 3 Office Building located at 76 Hammarlund Way, Middletown Rhode Island

(ii)	the term “Building Rentable Area” as used in the Lease shall mean approximately 47,360 rentable square feet;

(iii)	the term “Escalation Factor” (also known as “Proportionate Share”) shall mean 26.39%

Annual Basic Rent. Beginning on the New Space Commencement Date Tenant shall pay Basic Rent with respect to the New Space according to the following schedule:

Period	Annual Basic Rent (per annum)	Monthly Installment of Basic Rent	Per Square Foot Rental
New Space Commencement Date* – 12/31/2018	$183,256.02	$15,271.34	$14.58
01/01/2019 – 12/31/2019	$188,660.69	$15,721.72	$15.01
01/01/2020 – 12/31/2020	$193,436.91	$16,119.74	$15.39
01/01/2021 – 12/31/2021	$198,213.13	$16,517.76	$15.77
01/01/2022 – 12/31/2022	$203,115.04	$16,926.25	$16.16
01/01/2023 – 12/31/2023	$208,268.33	$17,355.69	$16.57
01/01/2024 – 12/31/2024	$213,421.62	$17,785.14	$16.98

Until the New Space Commencement Date Tenant shall continue to pay Basic Rent and Additional Rent with respect to the Existing Premises in accordance with the Lease.

* Basic Rent with respect to any partial month during the Term, including, without limitation any partial month between the New Space Commencement Date and January 1, 2018, shall be prorated based on the number of days in such month.

5.     Condition of Premises. Tenant has inspected the New Space and agrees to accept the same for its continued occupancy “as is” and “where is” without any representation or warranty and without any agreements, representations, understandings or obligation on the part of the Landlord to perform any alterations, repairs or improvements therein except as provided in the Work Letter attached hereto as Exhibit B.

6.     Termination Option. So long as (i) there exists no default either at the time of exercise or on the Early Termination Date (as hereinafter defined), and (ii) the Tenant named herein has not assigned any portion of the Lease nor sublet any portion of the Premises, Tenant shall have the one-time right (the “Termination Right”) to terminate the Lease with respect to the New Premises by notice given on or before December 31, 2021 and such termination shall be effective December 31, 2022 (the “Early Termination Date”). In order to be effective, such notice must be accompanied by a termination payment equal to $149,875.00. If Tenant fails to exercise the Termination Right strictly in accordance with this section, time being of the essence, then the Termination Right shall automatically lapse and Tenant shall have no right to terminate this Lease. Upon timely exercise of the Termination Right in compliance with the terms hereof, the Early Termination Date shall be deemed the Expiration Date and Tenant shall surrender the Premises on or before the Early Termination Date in accordance with the terms of this Lease.

7.     Option to Renew. So long as there exists no default either at the time of exercise or on the first day of the Extension Term (as hereinafter defined) and Tenant has not assigned this Lease in whole or in part nor sublet the Premises in whole or in part (except in connection with Permitted Transfers as defined herein). Tenant shall have the option to extend the Term for one (1) additional five (5) year period (the "Extension Term") upon written notice to Landlord given no less than twelve (12) months and no more than fifteen (15) months prior to the expiration of the Term. If Tenant fails to exercise its option to extend the Term strictly within the time period set forth in this section, then Tenant's option to extend the Term shall automatically lapse and be of no further force or effect. In the event that Tenant exercises the option granted hereunder, the Extension Term shall be upon the same terms and conditions as are in effect under this Lease immediately preceding the commencement of such Extension Term except that the Basic Rent due from the Tenant shall he increased to Landlord's determination of Basic Rent as provided herein, and Tenant shall have no further right or option to extend the Term or to any abatements, improvement allowance or other inducements. If Tenant timely exercises its option to extend the Term, then no later than thirty (30) days following receipt of Tenant's notice, Landlord shall notify Tenant in writing of Landlord's determination of the Basic Rent for the Extension Term ("Landlord's Rental Notice"). If Tenant does not object to Landlord's determination of the Basic Rent by written notice to Landlord within ten (10) business days after the date of Landlord's Rental Notice, then Tenant shall be deemed to have accepted the Basic Rent set forth in Landlord's Rental Notice.

Notwithstanding the foregoing, if Tenant timely objects to Landlord's Rental Notice, and the parties cannot agree on Basic Rent for the Extension Term within thirty (30) days after Landlord receives Tenant's notice of objection, then the Term shall automatically be extended and Basic Rent for the Extension Term shall be submitted to arbitration as follows: Basic Rent shall be determined by impartial arbitrators (who shall be qualified real estate appraisers or brokers with at least ten (10) years of experience dealing with like types of properties in the market area), one to be chosen by the Landlord, one to be chosen by Tenant, and a third to be selected, if necessary, as below provided, and shall reflect the greater of (i) the rate that would be agreed upon between a landlord and a tenant on or about the date on which the Extension Term is to begin for a comparable term and for space comparable to the Premises in the Building and buildings comparable to the Building in the market area, taking into account any material economic differences between the terms of this Lease and any comparison lease, such as the manner, if any, in which the landlord under any such lease is reimbursed for operating expenses and taxes and (ii) the Basic Rent payable during the last month of the current Term. The unanimous written decision of the two first chosen (without selection and participation of a third arbitrator), or otherwise the written decision of a majority of three arbitrators chosen and selected as aforesaid, shall be conclusive and binding upon Landlord and Tenant. Landlord and Tenant shall each notify the other of its chosen arbitrator within ten (10) days following the call for arbitration and, unless such two arbitrators shall have reached a unanimous decision within thirty (30) days after their designation, they shall select an impartial third arbitrator to determine the market value as herein defined. Such third arbitrator and the first two chosen shall render their decision within thirty (30) days following the date of appointment of the third arbitrator and shall notify Landlord and Tenant thereof, which decision shall be final and binding on the parties. Landlord and 'Tenant shall each pay the expenses of its own arbitrator and shall share the payment of expenses of the third arbitrator equally, regardless of the outcome of arbitration. If the dispute between the parties as to the Basic Rent for the Extension Term has not been resolved before the commencement of the Extension Term, Tenant shall pay Basic Rent for the Extension Term based upon the Basic Rent designated by Landlord in the Landlord's Rental Notice until either (i) agreement of the parties as to the fair market rent, or (ii) decision of the arbitrators, as the case may be, at which time Tenant shall promptly pay any underpayment of Basic Rent to Landlord, or Landlord shall credit the overpayment of Basic Rent against the next installment of rental or other charges due to Landlord.

Notwithstanding anything contained herein, in no event shall the Basic Rent for any Extension Term be less than the Basic Rent payable for the Premises immediately prior to such Extension Term.

8.     Option to Expand. Tenant shall have the right of first offer as set forth on Exhibit D attached hereto.

9.     Real Estate Brokers. Landlord utilized the services of CBRE (the “Broker”) in connection with this Third Amendment. Tenant represents to Landlord that Tenant did not involve any brokers in procuring this Third Amendment. Landlord shall pay a commission to the Broker as is agreed to by the parties per a separate agreement. Tenant hereby agrees to forever indemnify, defend and hold Landlord harmless from and against any commissions, liability, loss, cost, damage or expense (including reasonable attorneys’ fees) that may be asserted against or incurred by Landlord as a result of any misrepresentation by Tenant hereunder.

10.     Governing Law. This Third Amendment shall be governed by and construed in accordance with the laws of the State of Rhode Island (without regard to conflicts of law).

11.     Ratification of Lease. Except as modified hereby, all other terms and conditions of the Lease shall remain unchanged and in full force and effect and are hereby ratified and confirmed by the parties hereto.

(a)     Tenant represents and warrants to Landlord that as of the date of Tenant’s execution of this Third Amendment: (i) Tenant is not in default under any of the terms and provisions of the Lease; (ii) Landlord is not in default in the performance of any of its obligations under the Lease; and (iii) Tenant is unaware of any condition or circumstance which, with the giving of notice or the passage of time or both, would constitute a default by Landlord under the Lease. Tenant acknowledges that as of the date of Tenant’s execution of this Third Amendment, Tenant has no defenses, offsets, liens, claims or counterclaims against Landlord under the Lease or against the obligations of Tenant under the Lease (including, without limitation, any rentals or other charges due or to become due under the Lease). Tenant further acknowledges and agrees that Tenant shall hereafter have no right or option to expand the Premises pursuant to any right of first refusal or right of first offer or otherwise, or to extend, renew or terminate the Lease except as expressly set forth in this Third Amendment.

12.     Entire Agreement. This Third Amendment, in conjunction with the Lease, constitutes the entire agreement of Landlord and Tenant with respect to the subject matter hereof and supersedes all oral and written agreements and understandings made and entered into by the parties prior to the date hereof.

13.     Multiple Counterparts. This Third Amendment may be executed in multiple counterparts, all of which, when taken together, shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have executed this Third Amendment.

LANDLORD:

BROOKWOOD MIDDLETOWN TECH, LLC

a Delaware limited liability company

By: Brookwood Real Estate Partners II, LLC,

a Delaware limited liability company

By: Brookwood Real Estate Co. II, LLC,

a Delaware limited liability company

By:    /s/ Kurt M. Zerich

Name: Kurt M. Zernich

Title: Authorized Signer

TENANT: TOWERSTREAM I, INC., a Delaware corporation By:_/s/ Arthur Giftakis Name: Arthur Giftakis Its: COO Date: October 17, 2017

EXHIBIT A

Plan of New Space

EXHIBIT B

Work Letter

1.     Landlord’s Work. Landlord will make certain improvements to the New Space (the “Landlord’s Work”) as set forth on that certain space plan (the “Plan”) attached hereto as Schedule 1 and previously approved by Tenant. Should said Plan or any part of Landlord’s Work require the preparation or development of additional plans or specifications, then Tenant shall have five (5) business days from Landlord’s submission of such additional plans or specifications to Tenant to approve or disapprove the same. Tenant’s failure to so approve or disapprove within such five (5) business day period shall constitute a Tenant Delay (as defined herein) and, at Landlord’s election, be deemed Tenant’s approval thereof. Tenant’s disapproval of such plans and specifications shall specifically identify the nature of such disapproval. Landlord shall then have such plans and specifications amended to incorporate those items specified in Tenant’s disapproval to which Landlord agrees. Tenant’s approval of such plans and specifications shall not be unreasonably withheld, conditioned or delayed. Landlord and Tenant shall diligently work together in good faith to agree upon such plans and specifications, it being agreed that Tenant shall have no right to request that such plans and specifications be revised to reflect any work which is not contemplated on Schedule 1 attached hereto except pursuant to Section 4 below. Upon approval, or deemed approval, of such additional plans and specifications the same shall be deemed the “Plan” for the purposes of this Work Letter. Landlord’s Work shall not include furniture, fixtures, equipment, wiring or cabling for phone or data, any new supplemental cooling or any specialty equipment or appliances.

2.     Substantial Completion. “Substantial Completion” or “Substantially Complete” means that Landlord’s Work has been sufficiently completed such that the New Space is suitable for its intended purpose, notwithstanding any minor or insubstantial details of construction, decoration or mechanical adjustment that remain to be performed (“Punch List Items”). Landlord shall complete all Punch List Items following notice thereof from Tenant; provided, however, that except to the extent to which Tenant shall have given Landlord notice of any Punch List Items not later than ten days (10) days after the date Landlord delivers the New Space to Tenant, Tenant shall be deemed conclusively to have approved the completion of Landlord’s Work and Tenant shall have no claim that Landlord has failed to perform any of Landlord’s Work required under this Work Letter. If there is a delay in the Substantial Completion of the Landlord’s Work for any reason neither Landlord, nor the managing or leasing agent of the Tech 3 Building or the Tech 4 Building, nor any of their respective agents, partners or employees, shall have any liability to Tenant in connection with such delay, nor shall the Lease be affected in any way except that the New Space Commencement Date shall not occur until Landlord’s Work is Substantially Complete. Notwithstanding the foregoing or any language of the Lease to the contrary, if Landlord’s Work is delayed by a Tenant Delay (as defined below) then Tenant shall begin paying Basic Rent with respect to the New Space as required under this Third Amendment as of the date the New Space Commencement Date would have occurred but for such Tenant Delay.

3.     Tenant Delay. “Tenant Delay” means the occurrence of any one or more of the following which cause a delay in the completion of Landlord’s Work: (i) Tenant is Delinquent (as hereafter defined) in submitting to Landlord any information, authorization or approvals requested by Landlord in connection with the performance of Landlord’s Work; (ii) the performance or completion of any work or activity by a party employed by Tenant, including any of Tenant’s employees, agents, contractors, subcontractors and materialmen; (iii) any postponements or delays requested by Tenant and agreed to by Landlord regarding the completion of the Landlord’s Work; (iv) any error in Landlord’s Work caused or related to any act or omission by Tenant or its employees or agents; (v) the performance of any TI Changes (as defined below); or (vi) any other act or omission of the Tenant which causes a delay in the completion of Landlord’s Work. For the purposes of this Section, the term “Delinquent” shall mean that the action or communication required of Tenant is not taken within three (3) business days following request by Landlord.

4.     Changes to Landlord’s Work. Tenant will have no right to make any changes (“TI Changes”) to the Plan or Landlord’s Work without the prior written consent of Landlord and the execution by Landlord and Tenant of a written change order which specifies (i) the nature of the TI Changes and (ii) an estimate of the cost to Tenant as a result of such TI Changes. Tenant shall be solely responsible for the costs of all TI Changes and Tenant shall such costs as Additional Rent upon demand.

5.     Performance of Landlord’s Work in Surrender Space. Tenant acknowledges and agrees that Landlord may perform work within the Surrender Space prior to the Surrender Date to prepare the Surrender Space for occupancy by another tenant (“Landlord’s Surrender Space Work”), as Landlord will be required to perform Landlord’s Surrender Space Work during Tenant’s occupancy, Tenant acknowledges and agrees that: (i) Landlord’s Surrender Space Work in the Surrender Space may be performed during regular business hours; (ii) construction of Landlord’s Surrender Space Work may interfere with the operation of Tenant’s business in the Surrender Space; and (iii) Tenant shall provide Landlord’s contractor with access to the Surrender Space at reasonable times and after reasonable notice to perform Landlord’s Surrender Space Work. Tenant agrees to cooperate with Landlord and Landlord’s contractor and to follow all reasonable directions given by Landlord in connection with the performance of the Landlord’s Surrender Space Work. Tenant agrees to remove Tenant’s equipment and other personal property from any work area within a reasonable period of time upon receiving a request to do so from Landlord or Landlord’s contractor. Tenant shall determine what measures are necessary to protect Tenant’s computers, equipment, furnishings and other personal property from dirt, dust or paint resulting from Landlord’s Surrender Space Work and Tenant shall be fully responsible for taking such measures. Tenant shall indemnify and hold Landlord harmless from and against any and all liability and claims of any kind for loss or damage to any person or property arising out of or occurring during the performance of Landlord’s Surrender Space Work while Tenant is in occupancy and, to the fullest extent permitted by law, Landlord shall not be liable to Tenant for injury or damage which may be sustained by the person or property of Tenant, its employees, agents, invitees or customers, or any other person arising out of or during construction of any Landlord’s Surrender Space Work while Tenant is in occupancy of the Surrender Space.

Schedule 1

EXHIBIT C

COMMENCEMENT LETTER

___________, 201_

___________________

___________________

___________________

RE:     Lease dated March 21, 2007, as amended by that certain First Amendment to Lease dated August 8, 2007, that certain Second Amendment to Lease dated August 28, 2013, and as further amended by that certain Third Amendment to Lease dated ___________ __, 2017 (collectively, the “Lease”) between BROOKWOOD MIDDLETOWN TECH, LLC, a Delaware limited liability company (“Landlord”) and TOWERSTREAM I, INC., a Delaware corporation (“Tenant”) concerning premises at 76 Hammarlund Way and 88 Silva Lane, Middletown, Rhode Island.

On behalf of Landlord, and in accordance with the above-referenced Lease, we request that you and/or the proper authority, please confirm the following statements:

1.     The New Space Commencement Date is ______________.

2.     Tenant acknowledges and agrees that as of the date of this letter (i) all improvements required by the Lease to be performed by Landlord to the New Space have been completed; and (ii) Tenant has accepted the New Space in its current condition.

Please confirm your agreement with the above terms of this letter by signing below and returning a copy to Landlord. Failure to execute this letter and deliver the same to Landlord within five (5) days shall be conclusive evidence against Tenant that the above statements are accurate and true.

Sincerely,

By:

Name:

Its:

AGREED TO & ACCEPTED BY:

TOWERSTREAM I, INC.,

a Delaware corporation

By:

Name:

Its:

Exhibit D

Option to Expand

If during the Term of this Lease, any space on the first floor of the Tech 3 Building ("First Offer Space") shall become "available for leasing" (as said term is hereafter defined), as determined by Landlord and provided that the "Offer Conditions" (as such term is hereafter defined) are then satisfied, Landlord shall offer (the "Offer") to lease the First Offer Space to Tenant for a fair market rent as determined by Landlord in its sole discretion and upon such other terms and conditions as are specified by Landlord in the Offer. If within five (5) business days after Landlord provides the Offer to Tenant, Tenant does not unconditionally accept the Offer in writing as to all of such space described in the Offer or if Tenant accepts the Offer as aforesaid but does not execute and deliver a final fully executed Lease or Lease amendment (a "First Offer Space Lease) for such space in form and substance satisfactory to Landlord within twenty (20) days after acceptance of the Offer as aforesaid, so long as Tenant had a minimum of five (5) business days to review the document, all of Tenant's rights in and to the First Offer Space identified in such Offer shall cease and terminate and Landlord shall be free to rent all or any part of such space to any party upon such terms and conditions as Landlord may elect in its sole discretion, free of all rights of Tenant under this Exhibit D. Any default under the First Offer Space Lease shall be considered a default under this Lease and vice versa, and the First Offer Space Lease shall contain a provision to that effect. Time is of the essence with respect to the provisions herein.

As used herein the term "Offer Conditions" shall mean that (a) no default of Tenant beyond any applicable notice and cure period shall have occurred under this Lease, (b) Tenant's interest in this Lease shall not have been assigned and no part of the Premises under this Lease shall have been sublet (except for Permitted Transfers) and (c) at least one (1) year remains unexpired in the Term. As used herein, First Offer Space shall be deemed "available for leasing" by Landlord when, as determined by Landlord in its sole discretion, the applicable space is vacant and any lease thereof has expired or the applicable space is scheduled to become vacant and all lease and other occupancy, expansion and offer rights with respect thereto of all other tenants or occupants have expired. Landlord shall also have the right to elect to treat space as "available for leasing" (and to provide Tenant an Offer with respect thereto) at any time within twelve (12) months prior to the date which Landlord estimates to be the date when such space will, in fact, become available for occupancy by Tenant.

It is expressly understood and agreed that Landlord shall be free to accept extensions and renewals of all leases in effect from time to time with respect to any space which otherwise might constitute First Offer Space, whether or not such extension or renewal options were originally included under the terms of such leases, to amend leases so as to extend the term thereof, on such terms and conditions as Landlord may elect and that Landlord shall be free to permit tenants under leases whose terms have expired to hold over on a month-to-month basis or otherwise upon such terms and conditions as the Landlord may elect, in any such case, without including the same as "available for leasing" or making any Offer hereunder and free of all rights of Tenant hereunder. In no event shall Landlord ever be obligated to deliver first Offer Space to Tenant prior to the date when all leases and occupancy rights therein have expired or terminated and the space is actually surrendered to Landlord. All of Tenant's rights under this Exhibit D shall cease and terminate upon (a) any assignment or subletting of Tenant's interest under this Lease (other than Permitted Transfers), and (b) the date when less than one (1) year remains unexpired in the Term. All rights of Tenant under this Exhibit D are and shall be expressly subject and subordinate to all rights of other tenants who, at the date of this Third Amendment, have leases with respect to any part of the Building which contain rights of any kind to lease all or any part of the First Offer Space. The rights of the Tenant under this Exhibit D are sometimes called the "First Offer Rights".

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